Exhibit 23.1

101 Larkspur Landing Circle, Suite 321 Larkspur, CA 94939 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated January 24, 2025, relating to the consolidated financial statements of Mullen Automotive Inc. as of September 30, 2024, and for each of the years in the two-year period ended September 30, 2024 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

RBSM, LLP

Larkspur, California

June 10, 2025